CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-261876 and 333-269097 on Form S-3 and Registration Statement Nos. 333-262568 and 333-269667 on Form S-8 of our report dated March 31, 2023, relating to the financial statements of Pear Therapeutics, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/

Boston, Massachusetts
March 31, 2023